SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

                               Form 8-K

                            CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of
                  the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)   December 31, 1996

                          Rogers Corporation
           (Exact name of registrant as specified in its charter)

                            Massachusetts
              (State or other jurisdiction of incorporation)


        1-4347                                        06-0513860
 (Commission File Number)              (IRS Employer Identification Number)



P.O. Box 188, One Technology Drive, Rogers, Connecticut   06263-0188
(Address of Principal Executive Offices)                  (Zip Code)



Registrant's telephone number, including area code    (860) 774-9605


                                    N/A
         (Former name of former address, if changed since last report.)

[PAGE]

ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS

       Effective January 1, 1997, Rogers Corporation acquired the Bisco Products silicone foam materials business based in Elk Grove Village, Illinois from a wholly owned subsidiary of Dow Corning Corporation for approximately $12 million. The payment included a $1.5 million note payable in six months bearing 8% annual interest, and the balance in cash. The acquisition included machinery and equipment and other fixed assets; inventories of supplies, merchandise, materials and products; intellectual property rights; books, records and computer software; and all unfilled customer orders. Not included in the sale were all cash and accounts receivable. Rogers Corporation did not assume the liabilities of the Seller.

       Bisco Products will continue to operate out of its Elk Grove Village location and will be integrated into Rogers High Performance Elastomers Division. Bisco products lines will be marketed under the PORON(R) trademark. The Bisco silicone materials will broaden the Rogers product offerings for high performance materials applications and enhance Rogers position in key target markets.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

       1.   Purchase and Sale of Assets Agreement

       2.   List of Schedules to the Purchase and Sale of Assets Agreement

       3.   List of Exhibits to the Purchase and Sale of Assets Agreement

       Pursuant to 17 C.F.R. Section 229.601(b)(2), the reporting person will furnish supplementally a copy of any of the omitted exhibits and schedules to this Agreement to the Commission upon request.

                              SIGNATURES

       Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   ROGERS CORPORATION


                                   By:   Donald F. O'Leary
                                         Donald F. O'Leary
                                         Corporate Controller

Dated:  January 15, 1997